CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-268040 on Form S-6 of our report dated November 30, 2022, relating to the financial statement of FT 10445, comprising Cboe Vest Large Cap Deep Buffered 30 Portfolio, Series 2, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 30, 2022